Exhibit 4.7

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 35651

Details of the Licensee:

Closed Joint Stock Company

“Vostok-Zapad Telecom”

Location:

127083, Moscow, Ul. 8-Marta, 10, bldg. 2

Type of Services:

Mobile radiotelephony telecommunications services in the public telecommunications network

This License includes license terms on 3 pages

Term of validity of the License:	from November 14, 2002 to November 14, 2012

Services to be rendered as of (no later than):	May 14, 2004

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

Terms of Activities under License # 35651**

1. CJSC Vostok-Zapad Telecom (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than May 14, 2004.

3. The Licensee shall only render mobile radiotelephony services in the public telecommunications network (GSM-1800 standard) in accordance with this License in the territory of Orenburg Oblast, Perm Oblast, Tyumen Oblast, Chelyabinsk Oblast, Khanty-Mansi Autonomous Okrug - Yugra.

The Licensee shall only render mobile radiotelephony services in the public telecommunications network (GSM-900/1800 standard) in accordance with this License in the territory of the Udmurt Republic, the Republic of Komi, Kirov Oblast, Kurgan Oblast, Sverdlovsk Oblast, Komi-Perm and Yamal-Nenets Autonomous Okrugs.

4. Under this License the Licensee shall provide the subscriber* with:

a) access to the Licensee’s telecommunications network;

b) connections using the mobile radiotelephony network of the Licensee for receipt (transmission) of voice and non-voice data and ensure uninterrupted connection irrespective of location of the subscriber, including when the subscriber is moving;

c) connections with subscribers and/or users of fixed telephone networks of the public telecommunications network;

d) opportunity to use GSM 900/1800 mobile radiotelephony services outside the territory specified in the License;

e) access to telecommunications services rendered by other telecom operators whose networks are interconnected with the Licensee’s network, other than operators of fixed telephony networks, mobile radio networks and mobile radiotelephony networks;

f) access to the information and help service system;

g) opportunity to call emergency services on a round-the-clock and free-of-charge basis.

5. The Licensee shall provide telecommunications services in compliance with the rules on provision of telecommunications services approved by the Government of the Russian Federation.

6. In the course of rendering the telecommunications services the Licensee shall observe the rules for interconnection of the telecommunications lines and interaction thereof approved by the Government of the Russian Federation, as they apply to the interconnection of the mobile radiotelephony network of the Licensee to the public telecommunications network, interconnection of other telecommunications networks to the mobile radiotelephony network of the Licensee, recording and throughput of traffic in the mobile radiotelephony network of the Licensee, and recording and throughput of traffic from and to the telecommunications networks of other operators.

7. This License is issued upon the review of the application for reissuance of License # 24303 dated November 14, 2002, without tender (auction, bidding). No license requirements relating to performance by the Licensee of obligations assumed by it in the course of tender (auction, bidding) towards receipt of the License, are established.

8. In the course of provision of service under this License the Licensee shall meet the requirements set forth in the course of radio frequency band allocation and radio frequency or channel designation.

9. The Licensee must have a management system of its telecommunications network complying with the normative requirements towards the telecommunications management systems established by the Federal Executive Authority for Telecommunications.

10. The Licensee shall ensure that the networks and communications devices meet the technical requirements set forth by the Federal Executive Authority for Telecommunications as agreed upon with the authorized state bodies carrying out criminal investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical techniques of such investigations.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected with the services of the mobile radiotelephony telecommunications within the public telecommunications network, and aimed at the increase of their customer value, if a separate license is not required therefor.
**	This License is issued to extend the term of validity of License No. 24303 dated November 14, 2002.

Deputy Head
of the Federal Surveillance Service	/s/ S.A. Malyanov
for Communications	[signature]	S.A. Malyanov

[seal]